UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                      (Amendment No.        1       )*
                                    ---------------

                                   ADVO, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    007585102
                        -------------------------------
                                 (CUSIP Number)

                                December 31, 2002
                         ------------------------------
           (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                         13G
CUSIP No.    007585102
             ----------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON /
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Partners Limited Partnership

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                        (a) [ ]
     Not Applicable
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      None
  NUMBER OF
    SHARES     -----------------------------------------------------------------
 BENEFICIALLY   6  SHARED VOTING POWER
   OWNED BY
      EACH            1,016,600
  REPORTING
    PERSON     -----------------------------------------------------------------
     WITH      7  SOLE DISPOSITIVE POWER

                      None
               -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                      1,016,600

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,016,600

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.1%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
     (see Instructions)

        IA
--------------------------------------------------------------------------------

                                         13G
CUSIP No.    007585102
             ----------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON /
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Investment Corporation

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                        (a) [ ]
     Not Applicable
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Wisconsin

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      None
  NUMBER OF
    SHARES     -----------------------------------------------------------------
 BENEFICIALLY   6  SHARED VOTING POWER
   OWNED BY
      EACH            1,016,600
  REPORTING
    PERSON     -----------------------------------------------------------------
     WITH      7  SOLE DISPOSITIVE POWER

                      None
               -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                      1,016,600

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,016,600

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.1%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
     (see Instructions)

        CO
--------------------------------------------------------------------------------

                                         13G
CUSIP No.    007585102
             ----------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON /
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Andrew A. Ziegler

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                        (a) [ ]
     Not Applicable
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      None
  NUMBER OF
    SHARES     -----------------------------------------------------------------
 BENEFICIALLY   6  SHARED VOTING POWER
   OWNED BY
      EACH            1,016,600
  REPORTING
    PERSON     -----------------------------------------------------------------
     WITH      7  SOLE DISPOSITIVE POWER

                      None
               -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                      1,016,600

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,016,600

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.1%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
     (see Instructions)

        IN
--------------------------------------------------------------------------------

                                         13G
CUSIP No.    007585102
             ----------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON /
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Carlene Murphy Ziegler

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                        (a) [ ]
     Not Applicable
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      None
  NUMBER OF
    SHARES     -----------------------------------------------------------------
 BENEFICIALLY   6  SHARED VOTING POWER
   OWNED BY
      EACH            1,016,600
  REPORTING
    PERSON     -----------------------------------------------------------------
     WITH      7  SOLE DISPOSITIVE POWER

                      None
               -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                      1,016,600

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,016,600

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.1%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
     (see Instructions)

        IN
--------------------------------------------------------------------------------

Item 1(a)         Name of Issuer:

                        ADVO, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                        One Univac Lane
                        P.O. Box 755
                        Windsor, CT 06095


Item 2(a)         Name of Person Filing:


                        Artisan Partners Limited Partnership ("Artisan
                              Partners")
                        Artisan Investment Corporation, the general partner of
                              Artisan Partners ("Artisan Corp.")
                        Andrew A. Ziegler
                        Carlene Murphy Ziegler


Item 2(b)         Address of Principal Business Office:


                        Artisan Partners, Artisan Corp., Mr. Ziegler and Ms. Ziegler are all located at:


                        1000 North Water Street, #1770
                        Milwaukee, WI 53202


Item 2(c)         Citizenship:


                        Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                        Mr. Ziegler and Ms. Ziegler are U.S. citizens


Item 2(d)         Title of Class of Securities:

                        Common Stock


Item 2(e)         CUSIP Number:


                        007585102


Item 3            Type of Person:

                        (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4            Ownership (at December 31, 2002):

                        (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                              1,016,600

                        (b) Percent of class:

                              5.1% (based on 19,829,748 shares outstanding as of November 22, 2002)

                        (c) Number of shares as to which such person has:

                             (i) sole power to vote or to direct the vote: None
                            (ii) shared power to vote or
                                 to direct the vote: 1,016,600
                           (iii) sole power to dispose or to direct the
                                 disposition of: None
                            (iv) shared power to dispose or to direct
                                 disposition of: 1,016,600


Item 5            Ownership of Five Percent or Less of a Class:

                        Not Applicable


Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                        The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, Artisan Corp., Mr. Ziegler or Ms. Ziegler, has an economic interest in more than 5% of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                        Not Applicable


Item 8            Identification and Classification of Members of the Group:

                        Not Applicable


Item 9            Notice of Dissolution of Group:

                        Not Applicable


Item 10           Certification:

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature
                                    ----------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 31, 2003


                                        ARTISAN INVESTMENT CORPORATION
                                          for itself and as general partner of
                                          ARTISAN PARTNERS LIMITED
                                          PARTNERSHIP


                                        By: /s/ Lawrence A. Totsky
                                            -----------------------------
                                                Lawrence A. Totsky
                                                Chief Financial Officer


                                        ANDREW A. ZIEGLER

                                        Andrew A. Ziegler*
                                        --------------------------------

                                        *By: /s/ Lawrence A. Totsky
                                             ---------------------------
                                                 Lawrence A. Totsky
                                                 Attorney-in-Fact


                                        CARLENE MURPHY ZIEGLER

                                        Carlene Murphy Ziegler*
                                        ----------------------------------

                                         *By: /s/ Lawrence A. Totsky
                                             -----------------------------
                                                  Lawrence A. Totsky
                                                  Attorney-in-Fact

                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of January 31, 2003 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, and Carlene Murphy Ziegler

Exhibit 2               Power of Attorney of Andrew A. Ziegler dated as of
                        April 2, 2002

Exhibit 3               Power of Attorney of Carlene M. Ziegler dated as of
                        April 2, 2002